Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-180854) of information relating to our report setting forth the estimates of the oil and gas reserves and revenues from the oil and gas reserves at September 30, 2012, 2011 and 2010, for the Panther Energy Company, LLC assets to be acquired by Midstates Petroleum Company, Inc. included in this Current Report on Form 8-K dated May 20, 2013.

By:
Name: J. Zane Meekins
Title: Executive Vice President

Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm No. F-693
Fort Worth, Texas
May 20, 2013